BANK CREDIT NOTE

No. 100120090017700

I-PREAMBLE

CHART 1 – ISSUER

Name /Corporate Name: AFYA PARTICIPAÇÕES S.A. CPF / CNPJ/MF: 23.399.329/0001-72

Address: AL OSCAR NIEMEYER 119 SUITE 504 SA

City: NOVA LIMA State: MG Zip Code: 34006-056

Email: Not Applicable Telephone: Not Applicable Fax: Not Applicable

CHART II – JOINT DEBTOR(S)
Not Applicable
CHART III – COLLATERALS
Not Applicable
CHART V – CHARACTERISTICS OF THE SECURITY
Principal Amount: R$ 500,000,000.00 (five hundred million Reais) Net Credit Amount: R$ 500,000,000.00 (five hundred million Reais)

CHARGES:

Interest

a) Interest Rate: 100.00% (one hundred percent) of the CDI plus a fixed rate of 1.620000% p.a. (one point sixty-two percent per year), which is equivalent to 0.134008% p.m. (zero point one three four zero eight per month)

Issuance Date: 23/09/2020
Disbursement Date: 01/10/2020
Payment Location: SÃO PAULO

Taxes

IOF - paid on the credit disbursement date:

[empty check box] with funds od the Issuer;

[empty check box] with funds from the credit granted under this Security

The new taxes and any increases already existing apply to the provisions in Section "Taxes and Charges I!

Maturity: According to item PAYMENT SCHEDULE indicated below, observing SECTIONS "Promise of payment" and “early maturity".
CHART V – DEBIT ACCOUNT
Bank Itaú Unibanco S.A. - No. 341.	Branch Any current account held at Itaú Unibanco S/A may be charged.	Current Account Number Any current account held at Itaú Unibanco S/A may be charged.
CHART VI – RELEASE ACCOUNT
Bank 341	Branch 9699	Account Number 07952-2
CHART VII – COMPENSATION FOR EARLY SETTLEMENT
Positive difference, if any, between (i) the present value of the payment flow for principal and interest to be due, as calculated by the negative goodwill of such flow, based on the interest rate in force for investment of the same amount during the period from the early settlement date to the originally agreed maturity dates, and (ii) the amount of unpaid principal and interest, updated until the early settlement date, based on the charges agreed for the Security

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

CHART VIII - PAYMENT SCHEDULE
EARLY INCOME FEE: NOT APPLICABLE
INSTALLMENTS	AMOUNT (RS)	MATURITY
1 2 3 4 5 6

100.00 % CDI + 1.620000 % p.a. exp.

100.00 % CDI + 1.620000 % p.a. exp.

100.00 % CDI + 1.620000 % p.a. exp.

100,000,000.00 + 100.00 % CDI + 1.620000 % p.a. exp.

100,000,000.00 + 100.00 % CDI + 1.620000 % p.a. exp.

300,000,000.00 + 100.00 % CDI + 1.620000 % p.a. exp.

04/05/2021 10/04/2021 04/04/2022 10/03/2022 04/03/2023 10/02/2023
CHART IX - CONTRACTING FEE ("TAC")
NOT APPLICABLE.

II-SECTIONS

PROMISE OF PAYMENT - The ISSUER, qualified in the Preamble above (hereinafter referred to as “ISSUER”), shall pay at the Payment Location (indicated above) through this BANK CREDIT NOTE No. 100120090017700 (“SECURITY”), issued under the terms of the legislation in force, to ITAU UNIBANCO SA (hereinafter simply referred to as “LENDER”), a financial institution with address at AV BRIG FARIA LIMA, 3500, 1st, 2nd and 3rd floors - PART; 4th AND 5th floors - ITAIM BIBI - ZIP CODE: 04538-132 - SÃO PAULO - SP, enrolled with the CNPJ/MF under No. 60.701.190/4816-09, or to its order, in installments or in cash, on the dates and events provided for in the Preamble of this Security (“MATURITY”), the certain, net and payable debt in cash, corresponding to the total amount used under this Security plus other charges, taxes, fees and expenses agreed to herein (collectively the "AMOUNT"), observing the provisions of the other Sections below.

PURPOSE AND CREDIT RELEASE - The purpose of this Security is the granting by LENDER of a loan to be used by ISSUER. The loan contracted herein shall be made on the Disbursement Date indicated in the Preamble.

Paragraph One - When it is established in the Preamble that the IOF (Tax on Financial Operations) shall be paid with funds from the credit granted under this Security, LENDER shall withhold the tax, releasing to ISSUER the net amount of the credit.

Paragraph Two - This credit transactions benefits from the zero rate of the IOF-Credit (Tax on Credit Transactions), in view of the provisions of article 1 of Decree No. 10,414, of July 2, 2020, which changed the wordings of the article 7, paragraph 20, of Decree No. 6.306, of December 14, 2007.

Paragraph Three - The Principal Amount mentioned in the Preamble, after deducting the taxes and charges that are due in advance, as the case may be, shall be credited directly to the Release Account held by ISSUER, as indicated in the Preamble. The credit shall be made through a transfer and/or TED (Electronic Transfer Available) issued by LENDER, or as otherwise permitted or not prohibited by the rules then in force. The actual disbursement of funds by LENDER shall imply its adhesion to, and agreement with, all Sections and conditions provided for in this Security.

Paragraph Four - Provided that the terms of this Security are observed and complied with and the ISSUER instructions are followed, the transfer made by LENDER to the credit of ISSUER or the use of other legal means of transfer shall constitute the use of the loan contracted herein, provided that under conditions equivalent to those agreed hereunder.

Paragraph Five – The Exhibits and other documents issued pursuant thereto shall be an integral part of this Security.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

Paragraph Two - Only in the events the Disbursement Date occurs after the Issue Date of this Security, the disbursement to be made by LENDER shall be subject to the non-occurrence of (i)any of the events set forth in Section “Early maturity”; or, at LENDER’s reasonable opinion, (ii) any material adverse change in the political, financial or economic conditions, domestic or international, of the foreign exchange controls, interest, currency, or exchange rates, which may cause, by themselves, hindrances to the maintenance of the loan contracted herein; or (iii) non-compliance with the Social and Environmental Laws, as defined in the specific clause below, especially, but not limited to, the laws and regulations related to labor health and safety and the environment, as well as the non-encouragement, by ISSUER, under no circumstances, to prostitution and child and/or slavery labor.

CHARGES AND OTHER FINANCIAL ADDITIONS – On the Principal Amount, ISSUER shall pay the Interests referred to in the Preamble, which shall be capitalized, without prejudice to the payment of the other Charges and Taxes agreed in the Preamble and in other Sections hereof. As defined in the Preamble, the Interest agreed upon between the Parties may be at a pre-fixed or post-fixed rate.

Paragraph One - The Interest shall be capitalized on a daily basis, that is, calculated exponentially pro rata temporis by applying the Interest Rate indicated in the Preamble on the outstanding Principal Amount as from the Disbursement Date. The daily capitalization shall mean the result from the accumulation, under capitalization regime, of the percentage of the daily average CDI rate composed with the fixed rate (both indicated in the Preamble), it being understood that (i) the CDI percentage shall be calculated based on the annual average rate (taking into account a year of 252 days) for Interbank Deposit Certificates (“CDI”) transactions, with a term equal to one (1) business day (over), calculated and disclosed by CETIP - Câmara de Custódia e de Liquidação (Custody and Settlement Chamber), rounding the daily ration to the eighth decimal place; and (ii) the fixed rate, whenever established, shall also be calculated under capitalization regime, but based on a year of 360 (three hundred and sixty) days. Whenever the CDI percentage is equal to zero, the Interest shall be considered as pre-fixed.

Paragraph Two – Interest shall be applied during the term of effectiveness of this Security, (i) including the Interest Rate related to the Disbursement Date, or the date of the last payment of the principal installment, and (ii) excluding the Interest Rate related to the respective maturity date. In the event of termination, non-disclosure or impossibility, due to any reason, of using the average daily CDI rates, during the period in which the use of the daily average CDI rates is not possible, a replaced rate shall be used, based on the variation of the Selic Rate of the Central Bank of Brazil (Bacen), published by ANBIMA - Associação Brasileira das Entidades dos Mercado Financeiro e de Capitais.

Paragraph Three - In view of the caput of this Section and its other Paragraphs, the calculation of amounts due by applying the Interest shall be made using the mathematical formula below:

Where:

a =        fixed rate based on a period of 360 days;

DC n = period of days since the Disbursement Date or the date of last payment of interest, whichever occurs last until the respective maturity date;

DU n = period of business days since the Disbursement Date or the date of last payment of interest, whichever occurs last until the respective maturity date;

P =       CDI percentage;

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

Taxacetip = Interbank Deposit Certificate (CDI) rate, Over, based on a period of 252 days;

VF n = amount of each installment in the respective maturity;

VP n = amount of principal payment of the n-th installment;

n =       installment number;

SD n = principal outstanding balance not discounting the amortized installment.

METHOD OF PAYMENT - ISSUER shall pay all the AMOUNT due on the respective MATURITIES, mandatorily through Itaú Unibanco S.A., qualified above, which is appointed irrevocably and irreversibly by ISSUER as paying agent of this Security, even though it no longer appears as LENDER (and, upon exercising such functions, shall hereinafter referred to as “PAYING AGENT”).

Paragraph One - For the purposes of the caput of this Section, ISSUER hereby authorizes, irrevocably and irreversibly, the PAYING AGENT to debit the amounts necessary for settlement of the debt arising from this Security, to the Debit Account indicated in the Preamble, held at LENDER, which shall have sufficient balance by 4 p.m. on the day of the respective maturity.

Paragraph Two - If the Debit Account is not informed in the Preamble, ISSUER shall, irrevocably and irreversibly, to make payments on the MATURITY dates through a TED sent directly to the PAYING AGENT to the current account No. ________, until the end of the banking day of the respective maturity.

Paragraph Three – The PAYING AGENT does not provide any guarantee to LENDER regarding the faithful and timely fulfillment of the ISSUER’s obligations arising from this Security, and shall only pay LENDER in case it timely receives from ISSUER the full amount of the overdue obligation.

Paragraph Four – The PAYING AGENT may discharge itself from its functions by sending a notice to ISSUER, in which case ISSUER and LENDER shall establish the new form of payment.

Paragraph Five – Any receipt of installment beyond the agreed term shall constitute a mere forbearance, and shall not affect the MATURITIES or the other items and conditions of this Security, nor it shall imply a novation or change to the terms agreed to herein, including with respect to charges resulting from default.

Paragraph Six - In the event any maturity day (whether of principal, Charges, Taxes and financial additions) provided for in this Security occurs in a national, municipal or banking holidays, ISSUER shall make the payment on the first subsequent business day.

Paragraph Seven – ISSUER may make the early payment, in whole or in part, of this Security, provided it does so in compliance with the provision in Section “Early settlement” of this Security.

Paragraph Eight - Payments made by ISSUER or any JOINT DEBTOR shall be applied in the following order: (i) first, for payment of late charges and any due and unpaid taxes and/or expenses; (ii) second, for payment of compensatory interest; and (iii) third, for payment of the Principal.

Paragraph Nine - LENDER shall makes statements or calculation spreadsheets available to ISSUER, which shall be sent to ISSUER whenever it makes a request to that effect. LENDER may sent to ISSUER such statements and calculation spreadsheets even without the receipt of any request.

Paragraph Ten - ISSUER and the JOINT DEBTOR(S) acknowledge that the statements of the debit account referred to above and the calculation spreadsheets presented by LENDER are part of this Security, and the amounts contained therein, determined in accordance with this Security, are net, certain and determined. If ISSUER does not agree with the amounts contained in any statement or calculation spreadsheet, ISSUER shall inform LENDER in writing, and ISSUER and LENDER shall, within a period of 5 (five) days, use their best efforts to, in good faith, reach an agreement on the amount due. If there is an agreement, ISSUER shall pay the agreed amount within the deadline and subject to the terms of payment provided for in this section. In case of disagreement, the undisputed amount shall be paid by ISSUER under the terms of this CCB, and the disputed amount shall be paid submitted to a resolution of dispute under the terms of this Security. If the claim is not made after the period of five (5) days from acknowledgement of the statements and/or calculation spreadsheet, the statements and the calculation spreadsheet shall constitute a documental evidence of use, certainty and net nature of the credit.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

PAYMENT LOCATION - In the event of payments due under this Security, including the additions established above, are not made through a current debit account, without prejudice to the applicable legal rules and regulations, the payments shall be made directly to the PAYING AGENT, in any of its branches and/or affiliates, directly to the same or on its order.

EARLY MATURITY - The debt contained in this Security may be considered early and immediately due and payable, regardless of any judicial and/or extrajudicial notice, upon the occurrence of any of the following events, which the parties hereby recognize to be a direct cause for an undue increase of risk of default on the obligations undertaken by ISSUER and/or JOINT DEBTOR(S), increasing for LENDER the burdensome of the obligation undertaken by it of granting the credit under this Security:

a)        non-compliance by ISSUER and/or any JOINT DEBTOR, within the due time and under the proper form, with any monetary obligation, whether principal or ancillary, arising from this Security, or any other financial debt under the responsibility of ISSUER and/or any JOINT DEBTOR, including any obligation contracted with other companies members of the LENDER economic group, which non-compliance is not remedied within 02 (two) days from the date of default;

b)        non-compliance by ISSUER and/or any JOINT DEBTOR, within the due time and under the proper form, of any non-monetary obligation provided for in this Security, which non-compliance is not remedied within 10 (ten) days from the date of default;

c)        ISSUER is subject to a petition for bankruptcy, provided that it is not stayed within the legal term, or file for and/or has its bankruptcy ordered, or is dissolved or, in case ISSUER is an individual, in the event of death, insolvency (whether or not determined) or interdiction;

d)        a security issued against ISSUER with an individual amount greater than R$ 30,000,000.00 (thirty million Reais) is subject to a legal protest, which is not stayed or remedied within 30 (thirty) days, for which payment ISSUER is still liable, even as guarantor, provided it is not canceled within 5 (five) business days;

e)        death, insolvency, interdiction, dissolution, filing for and/or order of bankruptcy of any JOINT DEBTOR and/or other co-obligors under this Security, without ISSUER having appointed suitable substitute(s), previously accepted by LENDER, within 10 (ten) days from the occurrence of such event;

f)         ISSUER and/or the JOINT DEBTOR(S) propose an extrajudicial recovery plan to LENDER or to any other lender or class of lenders, regardless of whether a judicial approval of such plan has been requested or obtained;

g)        ISSUER and/or the JOINT DEBTOR(S) files a request for judicial reorganization, regardless of whether the reorganization proceeding has been granted or authorized by the proper court;

h)        a material change in ISSUER’s and/or any JOINT DEBTOR’s economic and financial conditions, which results in a 50% (fifty percent) or more reduction of ISSUER’s and/or any JOINT DEBTOR’s EBITDA LTM in relation to their latest released ratios;

i)         material modification or change in the corporate purpose and/or main activities conducted by ISSUER or any JOINT DEBTOR, so as to replace or add to the current main activities new businesses that prevail or may represent deviations from the main activities currently developed, and which LENDER has proved may cause a financial loss to LENDER;

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

j)         if there is any transfer or assignment, direct or indirect, of the corporate/shareholding control, or even the merger, combination or spin-off, in the last three events, provided that they imply a reduction of more than 30% (thirty percent) of the capital stock of ISSUER and/or any JOINT DEBTOR, without the prior and express agreement of LENDER. If ISSUER notifies LENDER and LENDER, within 20 (twenty) days from the receipt of the notice, do not indicate whether or not it approves such corporate transaction, such transaction shall be deemed to have been approved, being ISSUER free and clear to carry out the business. Corporate transactions that are made within the ISSUER economic group and/or by virtue of a succession are not included in the limitations under this Section;

k)        it is found any proven (by final and unappealable court decision) noncompliance, falsehood, inaccuracy or omission attributable to ISSUER and/or any JOINT DEBTOR, in any statement, information and/or document that has been signed, provided or delivered by ISSUER and/or any JOINT DEBTOR, relating to this Security, which is proven to have a material financial effect on LENDER; or

l)         non-compliance by ISSUER and/or any JOINT DEBTOR of the Social and Environmental Legislation, as defined in the Social and Environmental Section below, and provided that: (a) it is proven, by a final and unappealable court decision, (b) to cause a proven financial or reputational effect on LENDER, in particular, but not limited to the legislation and regulations related to occupational health and safety and the environment, and if ISSUER encourages, in any way, prostitution or uses in its activities child and/or like-slavery labor, provided that in any of these three events the term of cure shall not be applied.

LATE PAYMENT AND PENALTY - If any of the obligations contained in this Security are not timely fulfilled, including in the event of early maturity thereof, ISSUER and JOINT DEBTOR(S) shall be in default, regardless of whether they receive any judicial and/or extrajudicial notice of LENDER, so that ISSUER and JOINT DEBTOR(S) undertake to pay, during the period in default and on all amounts due under this Security:

a)            Compensatory interest provided for in the Preamble, capitalized on a daily basis;

b)            Non-compensatory penalty of 2% (two percent) calculated on the total/originally due amount; and

c)            Default interest, at an effective rate of 1% (one percent) per month, capitalized on a "pro rata temporis daily basis".

Sole Paragraph - Charges set forth herein, indicated in items “a” and “b” above, shall be calculated and capitalized until the final settlement of the debt.

Expenses – ISSUER shall bear any and all regular or extraordinary expenses and charges duly proven, especially, without limitation, the expenses with the collection of this Security, certification of signatures and/and registrations and/or records in notary offices, in cases in which the registration is required for its validity and effectiveness, at the discretion of LENDER, as well as any other expenses that LENDER is required to incur in relation to this Security or for maintenance of its collaterals, including their respective amendments, and such expenses shall be paid by ISSUER to LENDER through a debit in the Debit Account, within 10 (ten) days from the LENDER's confirmation of the expenses and charges disbursed for funding such activities.

Sole Paragraph - In case there is a need for LENDER to charge any AMOUNT due under this Security, even in case of proof of credit or enforcement against an insolvent debtor, ISSUER and/or JOINT DEBTOR(S) are required to pay to LENDER the expenses and attorneys' fees proven to be incurred with the judicial and extrajudicial procedures initiated, which shall be reasonable and in accordance with the market standard, and the amount of attorney's fees, if any, in case of loss shall be awarded in court, regardless of payment of principal, interest, commissions, default interest and any charges and/or expenses provided for in this Security or by law.

Taxes and Charges - ISSUER and/or JOINT DEBTOR(S) represent themselves to be aware of, and agree that LENDER may demand payment and/or transfer the burden of any tax, contributions and/or other charges that may and/or will be levied on this Security in the future as a result of the existence, increase and/or creation of such taxes, contributions and/or other charges, provided that such taxes, contributions and or/charges have ISSUER and/or JOINT DEBTOR(S) as a taxpayer under the terms of the current legislation. To this end, ISSUER and JOINT DEBTOR(S) hereby recognize as liquid, certain and payable any and all amounts that may be presented against them by LENDER pertaining to such taxes, contributions and/or other charges, which shall be settled by ISSUER and/or JOINT DEBTOR(S) upon presentation of such amounts by LENDER, under penalty of early maturity of this Security and enforcement of its collaterals.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

Sole Paragraph - ISSUER hereby authorizes LENDER, on an irrevocable and irreversible basis, to debit against the ISSUER's current account the amounts provided for in this Section, including, but not limited to, those related to the IOF and its charges.

OFFSETTING OF AMOUNTS - In the event ISSUER or JOINT DEBTOR owes any amount under this Security, ISSUER and/or JOINT DEBTOR(S) hereby irrevocably authorize LENDER to proceed with the offsetting, under the terms of article 368 and seq. of the Civil Code, between its credit represented by the outstanding balance of ISSUER and/or JOINT DEBTOR(S) before LENDER and any credits and investment, the redemption of which is hereby authorized by them, that ISSUER and/or JOINT DEBTOR(S) may or shall have against LENDER and/or any affiliate of LENDER, including balances in ISSUER's bank account, free of any restrictions and/or of free operation, in Brazil and/or abroad, regardless of prior notice.

EARLY SETTLEMENT - The term of ISSUER's obligations arising from this Security was established in the interest of both parties, so that the early payment by ISSUER shall constitute fulfillment of an out-of-term obligation. The parties therefore hereby establish that, in the event of early settlement of the outstanding balance at the discretion of ISSUER, on the date of early payment the following conditions shall be observed:

a)           ISSUER shall express its intention to early settle this Security, with a minimum advance of 1 (one) business day from the date of settlement;

b)           ISSUER shall only be able to make the early settlement upon prior agreement of LENDER, and after obtaining all necessary authorizations, including from the Central Bank of Brazil, if applicable.

c)           The payment due to LENDER by ISSUER shall consist of the unpaid amount of principal and interest, updated until the early settlement date, based on the charges agreed under this Security, plus the Compensation for Early Settlement provided for in the Preamble, being ISSUER also liable for the payment of taxes that may be levied thereon.

Sole Paragraph – In case Itaú Unibanco S.A. no longer appears as LENDER under this Security, the PAYING AGENT shall not be responsible for the calculations necessary to effect the early payment of the amounts due under this Security, which shall be agreed between LENDER and ISSUER.

ENDORSEMENT OR ASSIGNMENT - LENDER may only endorse this Security or assign the credits arising therefrom, together with all its accessories, to any third party, in which event the term LENDER shall refer to the endorser or assignee, as the case may be, who shall then exercise the rights and prerogatives inherent thereto. However, any changes to the commercial conditions and terms agreed herein shall depend on the prior, express and clear consent of ISSUER and/or JOINT DEBTOR(S).

Paragraph One - For the purposes of the provisions of this Section, ISSUER and JOINT DEBTOR(S) authorize LENDER to provide the potential endorsers and/or assignees with all information related to this Security, its exhibits and ancillary agreements, including documents attesting their proper delivery, as well as the financial statements for ISSUER and/or JOINT DEBTOR(S).

Paragraph Two - This Security may be registered in a custody and financial settlement system duly authorized to operate by the Central Bank of Brazil or by the Brazilian Securities and Exchange Commission, in the respective levels of jurisdiction, in which case the PAYING AGENT shall appear as a registrar and custodian institution of this Security, being responsible for its physical safeguard.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

Paragraph Three - In the event of default of any monetary obligation due under this Security, the PAYING AGENT shall write-down it from the custody and financial settlement system in which it is registered, and shall hand it over to the person who then appears as its LENDER, to take the judicial or extrajudicial remedies that it considers appropriate.

Paragraph Four - ISSUER hereby agrees with the collection of interest, charges and other financial additions originally provided for in this Security, including in case of court collection of overdue amounts, even if the endorsement or assignment of credits has occurred under the caput of this Section.

SOCIAL AND ENVIRONMENTAL PROVISIONS - ISSUER represents it complies on the date hereof, and agrees to comply, throughout the term hereof, in all its relevant aspects and to the best of its knowledge, with the legislation and regulations related to the environment and occupational health or safety, including the non-use of slave and child labor, and that its activities do not encourage prostitution (“Social and Environmental Legislation”). Furthermore, ISSUER agrees not to use amounts subject to this Security that may imply a violation of the Social and Environmental Legislation.

Paragraph One - ISSUER shall deliver to LENDER, within 15 (fifteen) business days from the request in this regard, or in a shorter period, if required to comply with an order of a proper authority, a copy of documents and/or other information related to social and environmental aspects of its activity, such as licenses, authorizations, grants, studies, reports, judicial and administrative proceedings.

Paragraph Two - ISSUER, upon conviction in an appellate court, shall reimburse LENDER for any amount it incurs or is required to pay due to non-compliance with the Social and Environmental Legislation, upon implementation and operation of its activities, and shall indemnify LENDER for any losses and damages that it may suffer related to social and environmental damages that have occurred in the scope of its activities.

FURTHER OBLIGATIONS OF ISSUER AND JOINT DEBTOR(S):

a)       ISSUER and/or JOINT DEBTOR(S) undertake the responsibility for keeping their addresses and registration data constantly updated and in writing with LENDER. For the purpose of communication/awareness about any act or fact arising from this Security, they shall be automatically considered to be notified, regardless of any additional formality, at the respective addresses that have been indicated in the Preamble.

b)       ISSUER is responsible for the veracity and accuracy of the data and information provided or sent to LENDER through this Security or by other means.

c)       ISSUER undertakes to deliver to LENDER (even to those who shall become a LENDER under Section “Endorsement or assignment”), on the date requested by LENDER in this regard, the documents requested to update those already delivered or any other that may be required by the rules in force, or due to the determination or guidance of the proper authorities.

ANTICORRUPTION - The Parties, by themselves, their parent companies, controlled companies, affiliates, management, shareholders with management powers, and their respective employees, especially those who may perform this Agreement, hereby state to be aware of the terms of the laws and regulations applicable to them, and which address harmful acts against the public administration, in particular Law No. 12.846/13, the FCPA - Foreign Corrupt Practices Act and the UK Bribery Act, and which maintains policies and/or internal procedures aiming at the fulfillment of such rules. The Parties also undertake to refrain from any activity that constitutes a violation of the provisions contained in such legislation, and represent they shall make the best efforts so that any of their subcontractors undertake to observe the provisions hereof.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

ANTI-MONEY LAUNDERING - ISSUER by itself, its parent companies, affiliates, controlled companies, affiliates, management, shareholders with management powers and their respective employees, hereby represents that they are in compliance with the applicable anti-money laundering and combating of terrorism laws, in particular Law No. 9,613, of March 3, 1998, as amended by Law No. 12,683, of July 9, 2012, as well as any sanctions administered or imposed by the U.S. Department of the Treasury's Office of Foreign Assets Control (“OFAC”), United Nations Security Council, European Union and Her Majesty’s Treasury (collectively, “Sanctions”).

Paragraph One - ISSUER is aware that LENDER has internal policies for preventing and combating the crime of money laundering and financing of terrorism and is aware of the Sanctions, and may refuse, at any time and without any burden to LENDER, to enter into transactions that do not comply with such policies, which prevent LENDER from carrying out transactions involving individuals or entities (“Persons”) that are such Persons or are owned or controlled by Persons who are: (i) subject to the Sanctions and/or (ii) located, organized or resident in Sanctioned countries or territories, as defined in the LENDER's internal policies, provided that such policies may be amended from time to time.

Paragraph Two - ISSUER represents that neither ISSUER nor, to the best of its knowledge, any of its subsidiaries, any director, officer, employee, agent or affiliate are individuals or entities (“Person”) who are such Persons or are owned or controlled by Persons who are: (i) subject to the Sanctions, or (ii) located, organized or resident in Sanctioned countries or territories.

Paragraph Three - ISSUER undertakes to notify LENDER immediately in the event of any material violation of the provisions above.

Paragraph Four - If ISSUER identifies a violation of any of the above provisions, ISSUER shall, provided it does not violate the applicable laws and regulations, cooperate in good faith with LENDER and its representatives to determine whether such violation has in fact occurred, and ISSUER shall answer promptly and with reasonable details to any LENDER notice, and shall provide supporting documents at LENDER's request.

FORBEARANCE – LENDER abstention from exercising any rights or options entitled to it, arising out of law or this Security, or any agreement with delays in the compliance with the obligations undertaken herein by ISSUER, shall not imply a novation or prevent LENDER from exercising, at any time, such rights and options.

DISCLOSURE OF LATE PAYMENT - In the event of non-compliance with any obligation of ISSUER and/or JOINT DEBTOR(S) arising from this Security, LENDER may communicate such fact to proper body responsible for the registration of such late payment and non-compliance with contractual obligation.

CREDIT INFORMATION SYSTEM (SCR) - ISSUER and/or JOINT DEBTOR(S) hereby authorize, at any time, even after the termination of this Security, LENDER, the companies members of Itaú Unibanco Group and the other institutions capable of consulting the SCR in accordance with the regulations, and which may acquire, receive or express interest in acquiring or receiving, in whole or in part, credit transactions for which ISSUER and/or JOINT DEBTOR(S) are responsible (“Authorized Institutions”), to consult the SCR information on that matter.

Paragraph One - The SCR consists of information sent to the Central Bank of Brazil (BACEN) about credit transactions, under the terms of the regulations. Its purpose is to provide BACEN with information for credit monitoring in the financial and supervision system, in addition to enabling the exchange of information between financial institutions.

Paragraph Two - ISSUER and/or JOINT DEBTOR(S) represent to be aware that consultations to the SCR shall be made based on this authorization, and that companies members of Itaú Unibanco Group may exchange among themselves the information on ISSUER and/or JOINT DEBTOR(S) contained in their registration.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

Paragraph Three - ISSUER and/or JOINT DEBTOR(S) further represent to be aware that data on the amount of their debts due and to be due, including overdue and bad debts, as well as the amount of obligations they have undertaken and the collaterals they have provided, shall be provided to BACEN and registered with the SCR, and such representation shall be deemed as a prior notice of such records.

Paragraph Four - ISSUER and/or JOINT DEBTOR(S) may have access, at any time, to their data in the SCR through the means made available by BACEN, including its website and, in case of divergence, request its correction, exclusion or registration of statement of disagreement, as well as registration of any legal measures, upon request to the call center of the institution that performed the registration of data in the SCR.

HANDLING OF PERSONAL DATA - LENDER and other companies members of Itaú Unibanco Group handle personal data of individuals (such as customers, representatives and partners/shareholders/employees of corporate clients) for several purposes related to the performance of our activities, such as (i) offering, disclosure, provision of services and products; (ii) evaluation of products and services most appropriate to the profile; (iii) financial, credit, investment, security, social security and collection activities; (iv) compliance with legal and regulatory obligations and requests made by court and administrative authority; (v) for the regular exercise of rights and for administrative and judicial proceedings; (vi) analysis, management and addressing of potential risks, including credit, fraud and security; (vii) identity and personal data verification, including biometric data for the purposes of authentication, security and/or fraud prevention on our own or third-party systems; (viii) evaluation, maintenance and improvement of our services; (xi) events of legitimate interest, such as development and offering of products and services.

Paragraph One - The personal information collected may be shared, provided that previously approved by our Privacy Policy for the purposes set forth herein, such as, with the companies members of Itaú Group, service providers and suppliers in Brazil and abroad, regulatory bodies and public entities, including administrative and legal authorities and also strategic partners, in order to offer products and services. We shall only share data to the extent necessary, safely and in accordance with applicable law.

Paragraph Two - The Corporate Clients that provide personal information (such as clients, counterparties, representatives and partners/shareholders/employees) for performance of the Itaú activities shall comply with applicable legislation for data protection, privacy and confidentiality, including with respect to the information provided to the personal information subjects regarding the sharing of such personal information with LENDER.

Paragraph Three - For further information on personal data, the purposes for the handling and sharing of personal information and respective rights regarding the personal information (such as correction, access to data and information on handling, exclusion, blocking, elimination, objection and portability of personal information), access our Privacy Policy at the websites and applications.

PREEMPTIVE RIGHT - During the effectiveness of this Security, ISSUER warrants to LENDER the right preemptive to act, in equal or better conditions as proposed by other prime financial institutions, as a counterparty in debt transactions in the Capital Markets that are carried out in the Brazilian market, and which are aimed to the early settlement of the obligations provided for in this Security.

JURISDICTION – The Courts of the Judicial District of the Capital of the State of São Paulo are elected to settle any doubts arising out of or based on this Security and its collaterals, being LENDER however able to choose the courts in the jurisdiction of the ISSUER’s head offices and/or the address/domicile of JOINT DEBTOR(S), excluding any other courts, however privileged it may be.

ALL AMENDMENTS TO THIS BANK CREDIT NOTE SHALL HAVE THE EXPRESS AND WRITTEN CONSENT OF LENDER, WITHOUT PREJUDICE TO ANY OTHER LEGAL FORMALITIES.

São Paulo, September 23, 2020.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA

ISSUER	/s/ AFYA PARTICIPAÇÕES SA
AFYA PARTICIPAÇÕES SA

This signature page is a full and inseparable part of this instrument No. 100120090017700, entered into on 09/23/2020

JOINT DEBTOR(S)

Not Applicable.

INSTRUMENT: 100120090017700 AUTHENTICATION (SIM-II): A80CF2F9-3029-4A5C-A19F-0233D4B90C1 ITAU_KG_CCB_GRANT_BASERATE360 / OUTSTANDINGBALANCE / VERSIOPES_AFYA